China Architectural Engineering Expects Significant Gains in Revenues and Earnings for Second Quarter 2008

CAE Expects to Report Highest Quarterly Revenue and Earnings in Company's History

ZHUHAI, China & LOS ANGELES--(BUSINESS WIRE)--China Architectural Engineering Inc. (CAE) (NASDAQ:CAEI), a leader in the design, engineering, fabrication and installation of high-end building envelope systems, today announced that it expects to report significant gains in both revenues and earnings for the Company’s second quarter ending June 30, 2008.

The Company said it expects revenues for the second quarter of 2008 to total between $32 million and $35 million, representing an increase of between 65% and 80% over the second quarter of 2007. The Company also noted that it expects earnings for the second quarter of 2008 to total between $6.7 million and $7.8 million, representing an increase of between 57% and 82% over the year-ago second quarter. The expected year-over-year gains in revenues and earnings during the current second quarter, if achieved, would mark the highest quarterly revenue and earnings in the Company’s history.

“CAE’s anticipated results for the second quarter of 2008 is a clear testament to the positive impact of our sharply growing international business, in markets such as the Persian Gulf region, as well as the continuing strength of our brand in our home market of China,” said Ken Yi Luo, China Architectural Engineering’s Chairman and CEO. “More importantly, our growing international presence, sales pipeline, work in process and record project backlog all indicate that the global demand for our unique engineering and construction capabilities is stronger than ever,” concluded Mr. Luo.

To be added to China Architectural Engineering’s investor lists, please contact Haris Tajyar at htajyar@irintl.com or at 818-382-9702.

About China Architectural Engineering

China Architectural Engineering, Inc. (CAE) (NASDAQ:CAEI), which began operations in 1992, has maintained a leading position in the global commercial construction industry by providing timely, high-quality, reliable, fully integrated and cost-effective service solutions to its clients utilizing specialized technical expertise in the design, engineering, fabrication and construction of structural exterior cladding systems. It specializes in high-end curtain wall systems (including glass, stone & metal curtain walls), roofing systems, steel construction systems, eco-energy saving building conservation systems and related products, for public works and commercial real estate projects.

CAE has worked with world-renowned architects and building engineers from China and other countries and has completed over 100 large, complex and unique projects throughout China, Hong Kong, Macau, Australia and Southeast Asia, including numerous award-winning landmark buildings in many of Asia's major cities. It is now capitalizing on its industry-leading expertise by expanding aggressively beyond China into some of the most active construction markets in the world, including the Middle East, Central Asia, United States and Eastern Europe.

For further information on China Architectural Engineering please visit www.caebuilding.com.

Forward Looking Statements: In addition to historical information, the statements set forth above include forward-looking statements that may involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, uncertainty of contract negotiations and payments under existing contracts, the Company’s dependence on government contracts, changes in the laws of the PRC that affect the Company’s operations, fluctuation and unpredictability of costs related to the Company’s products and services, the Company’s dependence on the steel and aluminum markets, reduction or reversal of the Company’s recorded revenue or profits due to “percentage of completion” method of accounting and expenses and costs associated with the issuance of convertible bonds. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company’s reports and other filings with the Securities and Exchange Commission.

Contact:
At Investor Relations Intl:
Haris Tajyar, Managing Partner
818-382-9702
htajyar@irintl.com